Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Completes the Acquisition of

Canadian-based EECOL Electric Corporation

Pittsburgh, December 14, 2012: WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced today that, through a wholly owned subsidiary, it has completed the previously announced acquisition of EECOL Electric Corporation, headquartered in Calgary, Alberta, Canada. This acquisition is expected to be accretive to earnings by approximately $1.00 per diluted share in 2013.

Founded in 1919, EECOL Electric is one of Canada’s premier full-line distributors of electrical equipment, products, and services with approximately $0.9 billion in annual sales, 57 locations across Canada and 20 in South America, and more than 20,000 customers. EECOL has a strong warehouse-based business focused on serving industrial, oil, gas, mining, utility, and commercial and residential construction customers.

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About WESCO

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2011 annual sales were approximately $6.1 billion. The Company employs approximately 7,500 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates eight fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements, including statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations, including risks related to the acquisition, financing, and integration of EECOL, debt levels, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Daniel A. Brailer, Vice President, Investor Relations & Corporate Affairs

WESCO International, Inc. (412) 454-2200, Fax: (412) 222-7566

http://www.wesco.com